Exhibit 107

Calculation of Filing Fee Tables

Form S-8

NortonLifeLock Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)(2)	8,041,071(3)	23.11(2)	185,829,151	.0000927	$17,227
	Total Offering Amounts				-	185,829,151	-	$17,227
	Total Fees Previously Paid				-	-	-	-
	Total Fee Offsets				-	-	-	-
	Net Fee Due				-	-	-	$17,227

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.01 per share (“Common Stock”) registered hereunder shall be adjusted to include any additional shares of Common Stock which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the Plan (as defined bellow) and agreements evidencing outstanding awards thereunder.

(2)	Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of computing the registration fee on the basis of the average high and low sale prices of the Common Stock as reported on the Nasdaq Global Select Market on September 8, 2022.

(3)	This Registration Statement on Form S-8 registers offers and sales of 3,660,495 shares of Common Stock of NortonLifeLock Inc. (the “Company”) issuable to holders of certain restricted stock units and performance stock units of Avast plc (“Avast”), in connection with the Company’s acquisition of Avast, which was effected by means of a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006, in accordance with the Co-operation Agreement, dated as of August 10, 2021, as amended on July 15, 2022, by and among the Company, Nitro Bidco Limited and Avast. In addition, this Registration Statement registers 4,380,576 shares of Common Stock issuable to current employees of Avast and future employees of the Company under the Avast plc 2018 Long Term Incentive Plan, as amended from time to time (the “Plan”).